UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   June 10, 2013

MAGNEGAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51883	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

150 Rainville Road
Tarpon Springs, FL 34689
 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (727) 934-3448

Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 10, 2013, Scott Wainwright notified MagneGas Corporation (the “Company”) that he would resign from his position as President of the Company, effective immediately.  Mr. Wainwright’s resignation was not as a result of any disagreements with us and he will continue to work as an employee of the Company.

On June 10, 2013, the Company’s board of Directors (the “Board”) unanimously appointed Ermanno Santilli, the Company’s Chief Executive Officer as President of the Company, effective immediately. Mr. Santilli will perform the services and duties that are normally and customarily associated with the President position as well as other associated duties as our Board reasonably determines

Biographical information for Mr. Santilli has previously been disclosed on the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2013.

Family Relationships

Ermanno Santilli is the son of Carla Santilli, a member of the Board, and the sister of Luisa Ingargiola, our Chief Financial Officer and a member of the Board.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreements

Information regarding Mr. Santilli’s employment agreement has previously been disclosed on the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2013.

Item 8.01	Other Events.

On June 11, 2013, the Company issued a press release announcing the appointment of Mr. Santilli as President.  Additionally, the Company announced that Mr. Bryan George was promoted to the position of Senior Vice President of Retail and Distribution Gas Sales.  In the press release, it was disclosed that Mr. Wainwright was appointed as the Company’s Vice President of Industrial Gas Sales; however, following the release, Mr. Wainwright informed the Company that he would not be staying at the Company in any capacity. A copy of the press release filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

99.1	Press Release dated June 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNEGAS CORPORATION

Date: June 13, 2013	By:	/s/ Ermanno Santilli
Ermanno Santilli Chief Executive Officer